EXHIBIT 5.1



                                November 14, 1997



Board of Directors
Hollywood Entertainment Corporation
25600 SW Parkway Center Drive
Wilsonville, Oregon  97070

     We have acted as counsel for Hollywood Entertainment Corporation (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 5,800,000 shares of common stock (the "Shares") of the Company issuable in connection with the Company's 1993 Stock Incentive Plan and the 1997 Employee Nonqualified Stock Option Plan (the "Plans"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

     2. The Shares have been duly authorized and, when issued pursuant to the Plans and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       STOEL RIVES LLP

                                       STOEL RIVES LLP